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                                                                Exhibit 99(h)(3)

                      ADDENDUM TO TRANSFER AGENT AGREEMENT

THIS ADDENDUM, dated as of August 29, 2003, modifies the amended Transfer Agent Agreement by and between US Bancorp Fund Services, LLC (the "Transfer Agent"), Skyline Funds (the "Funds"), and Skyline Asset Management, L.P., (the "Manager"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Funds to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and

WHEREAS, the regulations implementing Section 326 of the Act require the Funds to implement a Customer Identification Program ("CIP") that contains procedures for (1) verifying the identity of any person seeking to open an account, to the extent reasonable and practicable, (2) maintaining records of the information used to verify the person's identity, including name, address, and other identifying information and (3) determining whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Funds by any governmental agency; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Funds for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as a written CIP together referred to as the "Procedures"; and

WHEREAS, the Funds desire to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Funds.

WHEREAS, the Transfer Agent meets the definition of "financial institution" under the Act, and is therefore subject to a rule implementing certain anti-money laundering compliance requirements under the Act, and is regulated by a federal functional regulator (as defined by the Act); and

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Funds acknowledge that they have had an opportunity to review, consider and comment upon the Procedures provided by the Transfer Agent and the Funds have determined that the Procedures, as part of the Funds' overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2. Based on this determination, the Funds hereby instruct and direct the Transfer Agent to implement the Procedures on the Funds' behalf, as such may be amended or revised from time-to-time.

3. It is contemplated that these Procedures will be amended from time-to-time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds' anti-money laundering responsibilities.

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4. The Transfer Agent agrees to provide to the Funds (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Funds or any shareholder of the Funds, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Funds agree not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Funds as provided in this Addendum, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Funds. The Transfer Agent shall provide such other reports on the monitoring and activities conducted at the direction of the Funds as may be agreed to from time-to-time by the Transfer Agent and the Funds.

5. The Transfer Agent represents and covenants that it will certify at least annually to the Funds that it has implemented its anti-money laundering program, and that it (or its agent(s)) will perform the specific requirements of the Funds' CIP.

6. The Funds hereby direct, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Funds, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of the Funds.

7. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Funds, the Manager, and the Transfer Agent from time-to-time.

8. This Addendum constitutes the written instructions of the Funds pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

Skyline Funds
(the "Funds")

Stephen F. Kendall

By: /s/ Stephen F. Kendall
    -------------------------------------------------
    Executive Vice President, Treasurer and Secretary

Skyline Asset Management, L.P.
(the "Manager")

Stephen F. Kendall

By: /s/ Stephen F. Kendall
    -------------------------------------------------
    Partner and Chief Operating Officer


US Bancorp Fund Services, LLC
(the "Transfer Agent")

Mike McVoy

By: /s/ Mike McVoy
    ------------------------------------------------
    Authorized Officer
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